UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2010

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

The St. Joe Company (the "Company") announced on March 17, 2010 that it is relocating its corporate headquarters from Jacksonville, Florida to its large-scale development project adjacent to the new Northwest Florida Beaches International Airport in Bay County, Florida. The Company will also be consolidating existing offices from Tallahassee, Port St. Joe and South Walton County into the new location. The relocation is expected to be completed by the summer of 2011.

The Company expects to incur charges to earnings in connection with the relocation related primarily to termination and relocation benefits for employees, as well as certain ancillary facility-related costs. Such charges are expected to be cash expenditures. The Company currently knows it will pay cash termination benefits of approximately $1.7 million for employees to be terminated in connection with the relocation, the charge for which will be incurred primarily in the first quarter. The total amount of termination and relocation benefits will be a greater amount, however, it is not quantifiable at this time as the employees who are asked to relocate will be given a choice between relocation and termination benefits. As permitted by SEC rules, the Company will provide additional information regarding the estimate of the total charges at a later date.

Additional information regarding the Company’s relocation is set forth in our press release dated March 17, 2010, a copy of which is filed as exhibit 99.1 hereto and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2010, the Company entered into a letter agreement with Wm. Britton Greene, the Company’s President and Chief Executive Officer, providing for certain relocation benefits in connection with the relocation of the Company’s corporate headquarters described in Item 2.05 above. The Company will provide the following relocation benefits to Mr. Greene:

• Reimbursement for all reasonable and customary closing costs on the sale of his existing primary residence and the purchase of a new primary residence.

• Reimbursement for the costs of his non-primary home for as long as he owns two homes, up to 12 months. The Company will reimburse all customary costs including payment of monthly mortgage interest, real estate taxes, insurance and utilities.

• The Company will purchase his existing home at any time during the 12 months after the closing of the purchase of a primary residence in Northwest Florida. The market value of the existing home would be determined by averaging two current appraisals.

• Reimbursement for up to $150,000 in connection with the sale of his existing home to a third party if the realized sale price of the existing home is below the average price determined by reference to two current appraisals.

• Payment of all moving costs.

• Tax gross-up on all non-deductible relocation expenses associated with move.

• Payment of initiation fees to all Company-owned and operated amenities, including but not limited to, Camp Creek Golf Club, Shark’s Tooth Golf Club, WaterSound Beach Club and the WaterColor amenities and facilities.

• A cash resettlement allowance of $100,000 to assist in defraying the incidental costs of relocation.

A copy of the Letter Agreement regarding the relocation benefits is filed as Exhibit 10.1 hereto. The foregoing description of the Letter Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Letter Agreement, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Letter Agreement regarding relocation benefits dated March 16, 2010, by and between the Company and Wm. Britton Greene.

99.1 Press Release dated March 17, 2010.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

March 17, 2010	By:	/s/ William S. McCalmont

Name: William S. McCalmont
Title: Executive Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement regarding relocation benefits dated March 16, 2010, by and between the Company and Wm. Britton Greene.
99.1	Press Release dated March 17, 2010.